HealthAdvance

685 Citadel Drive East - Suite 290 | Colorado Springs, CO, 80909 | 719-466-6699 | www.hadvinc.com

November 1, 2017

ATTN TO: Senator Shelten G. Neth
Chairman, Health & Social Services
Standing Committee - Pohnpei State Legislature
The Federated States of Micronesia

Re: Letter of Intent for KLEAN Cooperative – Kratom Lowers Epidemic for Addictive Narcotics

Dear Mr. Chairman,

I send you this Letter of Intent to confirm our mutual interests and endeavors to proceed with project development for a) medical and biotechnology research, b) clinical trials, c) and regulatory studies on botanical pharmaceutical drugs and medical foods derived from cannabis (including cannabidiol; "CBD"), kava, and mitragyna speciosa ("kratom") which shall be tested for use as an alternative to drugs derived from opiates that are causing a major epidemic across the world.

Hereafter, shall all parties refer to activities, operations, concepts, works, and material items of the aforementioned project development be known as [Project] KLEAN Cooperative for civil society.

This intergovernmental cooperative shall commence with a start-up fund of Twenty Thousand Dollars (USD$20,000) from Micro Medtech Ltd. to finance the cost of first meetings and materials needed to complete the Memorandum of Understanding for KLEAN Cooperative, inclusive of the Business Plan that implements and outlines phases and milestones of KLEAN between January 1, 2018 and December 31, 2021, to be conducted at designated locations held by FSM Government, New Tokyo Medical College and affiliated parties of the public and private sector.

Hereby, the undersigned agree to appoint Dr. Christian Hong to head operations at the research facilities in the Federated States of Micronesia, Northern Mariana Islands, Guam, South Korea, Japan, and Malaysia.

Furthermore, shall the first meeting for KLEAN prelude affairs be scheduled and take place in San Antonio, Texas by or before December 17, 2017. Shall the undersigned parties let this Letter of Intent take effect immediately upon acceptance.

Respectfully submitted,

DocuSigned by:
Greg Shusterman
Gregory Shusterman
Executive Director – Health Advance, Inc.

DocuSigned by:
Windell Abraham
Managing Director – Micro Medtech, Ltd.

Accepted By:

Sen. Shelten Neth
Chairman – Dept of Health & Social Services
Standing Committee - Pohnpei State Legislature
Federated States of Micronesia

Witnessed By:

Dr. Christian Hong
President – New Tokyo Medical College